Exhibit 99.1

May 13, 2025

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Declares Dividend on Common Shares

MIDLAND, TX – 05/13/2025 – Mexco Energy Corporation (NYSE American: MXC) announced today that its Board of Directors declared a regular annual cash dividend of $0.10 per common share. The dividend is payable June 16, 2025 to the stockholders of record at the close of business on June 2, 2025.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

Dividends are authorized and determined by the Company’s Board of Directors in its sole discretion. Decisions regarding the payment of dividends are subject to a number of considerations at the time, including without limitation, the Company’s liquidity and capital resources, the Company’s results of operations and anticipated future results of operations, the level of cash reserves the Company maintains to fund future capital expenditures or other needs, and other factors that the Board of Directors deems relevant. The Company can provide no assurance that dividends will be authorized or declared in the future or the amount of any future dividends.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer, at Mexco Energy Corporation, (432) 682-1119.